Exhibit 99.1

APOLLO ENDOSURGERY, INC. REPORTS SECOND QUARTER 2018 RESULTS
OverStitch™ Product Sales Increase 37% Year-Over-Year
Conference Call to Discuss Results Today at 3:30 p.m. CT / 4:30 p.m. ET
AUSTIN, Texas (August 8, 2018) - Apollo Endosurgery, Inc. ("Apollo") (Nasdaq: APEN), a global leader in less invasive medical devices for bariatric and gastrointestinal procedures, today announced financial results for the second quarter ended June 30, 2018.
Second Quarter 2018 Highlights

•	OverStitch became Apollo's top selling product in U.S. and OUS direct markets

•	Completed public offering of common stock generating net proceeds of $21.9 million

•	Received Special 510(k) clearance from the FDA for OverStitch™ Sx Endoscopic Suturing System
Todd Newton, CEO of Apollo, commented, "During the second quarter, we made progress on a number of fronts. OverStitch sales were up 37% compared to the second quarter of 2017, becoming our top selling product in direct markets, while we also saw strong growth in sales of Orbera365 in the markets in which it is available. At the beginning of June, we received FDA approval for updated U.S. Orbera labeling to reflect the product's most current safety information to both physicians and patients. We continued to move closer to the introduction of OverStitch Sx and made progress both on our margin improvement projects and our clinical data initiatives."
Second Quarter 2018 Results
Total revenues in the second quarter of 2018 were $15.8 million, compared to $17.1 million in the second quarter 2017, a decrease of 8%.
Total Endo-bariatric product sales increased 13% to $10.8 million in the second quarter 2018 compared to $9.5 million in the second quarter 2017 and comprised 68% and 56% of total revenues, respectively.
Total Endoscopic Suturing System ("ESS") product sales increased 37% to $5.5 million in the second quarter 2018 compared to $4.0 million in the second quarter 2017. Outside the U.S. ("OUS") ESS product sales increased 44%, to $2.8 million and U.S. ESS product sales increased 31% to $2.7 million due to new user adoption and greater product utilization in existing accounts.
Total Intragastric balloon product ("IGB") sales decreased 4% to $5.3 million in the second quarter 2018 compared to $5.5 million in the second quarter 2017. OUS IGB product sales increased 4%, to $3.6 million as higher unit sales and average selling prices of Orbera365™ in Europe was partially offset by weaker six-month balloon sales in Brazil. In the U.S., IGB product sales decreased 18% to $1.7 million due to decreased consumer demand in reaction to the June 4, 2018 FDA letter to Health Care Professionals issued to highlight the new U.S. Orbera labeling.
Total Surgical product sales decreased $2.7 million, or 36% in the second quarter 2018 compared to the second quarter 2017 due to reductions in gastric banding procedures being performed worldwide.
Gross margin for the second quarter 2018 was 58%, compared to 61% for the second quarter 2017 as the result of a greater proportion of our overall product sales coming from our ESS products which realize a lower gross margin than our other products. While gross margin was down due to our changing sales mix, ESS product gross margin improved compared to the same period in 2017 due to completed gross margin improvement projects and higher selling prices. We expect additional ongoing and planned gross margin improvement projects to further improve Endo-bariatric product gross margin in 2019.
Total operating expenses increased $0.8 million to $16.7 million in the second quarter 2018, compared to the second quarter 2017. The increase was due to higher research and development expenses in the second quarter attributable to clinical study activities associated with our ESS and IGB products.
Net loss for the second quarter 2018 was $9.5 million compared to $6.9 million for the second quarter 2017. The increased net loss was primarily due to lower gross margin and higher research and development expenses.
Cash, cash equivalents and restricted cash were $35.4 million as of June 30, 2018, which includes total net proceeds of approximately $21.9 million from the Company's follow-on common stock offering that closed on June 22, 2018.

Conference Call
Apollo will host a conference call on August 8, 2018 at 3:30 p.m. Central Time / 4:30 p.m. Eastern Time to discuss Apollo's operating results for the second quarter ended June 30, 2018.
To participate in the conference call dial (800) 263-0877 for domestic callers and (646) 828-8143 for international callers. The conference ID number is 7723529. A live webcast of the conference call will be made available on the "Events and Presentations" section of our Investor Relations website: www.ir.apolloendo.com.
A replay of the webcast will remain available on Apollo's website, www.apolloendo.com, until Apollo releases its third quarter 2018 financial results. In addition, a telephonic replay of the call will be available until August 14, 2018. The replay dial-in numbers are (844) 512-2921 for domestic callers and (412) 317-6671 for international callers. The replay conference ID number is 7723529.
About Apollo Endosurgery, Inc.
Apollo Endosurgery, Inc. is a medical technology company focused on less invasive therapies for the treatment of obesity, a condition facing over 600 million people globally, as well as other gastrointestinal conditions. Apollo's device based therapies are an alternative to invasive surgical procedures, thus lowering complication rates and reducing total healthcare costs. Apollo's products are offered in over 70 countries today and include the OverStitch™ Endoscopic Suturing System, the ORBERA® Intragastric Balloon, and the LAP-BAND® Adjustable Gastric Banding System.
Apollo’s common stock is traded on Nasdaq Global Market under the symbol "APEN". For more information regarding Apollo Endosurgery, go to: www.apolloendo.com.
Cautionary Note on Forward-Looking Statements
Certain statements in this press release are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: the advancement of Apollo products; development of enhancements to Apollo’s existing products and technologies; market acceptance of Apollo’s products; and statements relating to the availability of cash for Apollo's future operations, Apollo’s ability to support the adoption of its Endo-bariatric and Surgical products and its ability to broaden its product portfolio as well as other factors detailed in Apollo’s periodic reports filed with the Securities and Exchange Commission, or SEC, including its Form 10-K for the year ended December 31, 2017. Copies of reports filed with the SEC are posted on Apollo’s website and are available from Apollo without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, Apollo disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
Disclosure Information
Apollo uses the investor relations section of its website as a means of complying with its disclosure obligations under Regulation FD. Accordingly, we recommend that investors should monitor Apollo's investor relations website in addition to following Apollo's press releases, SEC filings, and public conference calls and webcasts.
Contacts
Apollo Endosurgery, Inc.
Stefanie Cavanaugh, 512-279-5100
Chief Financial Officer
investor-relations@apolloendo.com

The Ruth Group
Lee Roth, 646-536-7000
apolloendo@theruthgroup.com

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except for share data)
(unaudited)

	Three months ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues	$15,788	$17,109	31,531	31,626
Cost of sales	6,607	6,636	13,160	11,732
Gross margin	9,181	10,473	18,371	19,894
Operating expenses:
Sales and marketing	8,489	8,580	17,734	16,854
General and administrative	3,249	3,248	6,568	7,435
Research and development	3,154	2,285	5,610	4,242
Amortization of intangible assets	1,802	1,827	3,604	3,641
Total operating expenses	16,694	15,940	33,516	32,172
Loss from operations	(7,513)	(5,467)	(15,145)	(12,278)
Other expenses:
Interest expense, net	1,019	1,046	1,979	2,516
Other expense	981	282	465	168
Net loss before income taxes	(9,513)	(6,795)	(17,589)	(14,962)
Income tax expense	28	63	86	113
Net loss	$(9,541)	$(6,858)	(17,675)	(15,075)
Net loss per share, basic and diluted	$(0.53)	$(0.64)	$(1.00)	$(1.41)
Shares used in computing net loss per share, basic and diluted (1)	18,005,759	10,702,627	17,654,777	10,700,431
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(1) In July 2017, 6.5 million common shares were issued upon completion of a public offering. In June 2018, 4.3 million common shares were issued upon completion of a public offering.

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Product Sales by Product Group and Geographic Market
Unaudited (In thousands)

	Three Months Ended June 30, 2018			Three Months Ended June 30, 2017			% Increase / (Decrease)
	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues
ESS	$2,655	$2,825	$5,480	$2,034	$1,956	$3,990	30.5%	44.4%	37.3%
IGB	1,675	3,609	5,284	2,052	3,477	5,529	(18.4)%	3.8%	(4.4)%
Endo-bariatric	4,330	6,434	10,764	4,086	5,433	9,519	6.0%	18.4%	13.1%
Surgical	2,631	2,093	4,724	4,752	2,636	7,388	(44.6)%	(20.6)%	(36.1)%
Other	292	8	300	194	8	202	50.5%	—%	48.5%
Total revenues	$7,253	$8,535	$15,788	$9,032	$8,077	$17,109	(19.7)%	5.7%	(7.7)%
% Total revenues	45.9%	54.1%		52.8%	47.2%

	Six Months Ended June 30, 2018			Six Months Ended June 30, 2017			% Increase/ (Decrease)
	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues
ESS	$5,152	$6,095	$11,247	$3,722	$3,111	$6,833	38.4%	95.9%	64.6%
IGB	3,286	6,527	9,813	3,860	6,160	10,020	(14.9)%	6.0%	(2.1)%
Endo-bariatric	8,438	12,622	21,060	7,582	9,271	16,853	11.3%	36.1%	25.0%
Surgical	5,569	4,359	9,928	8,849	5,559	14,408	(37.1)%	(21.6)%	(31.1)%
Other	525	18	543	351	14	365	49.6%	28.6%	48.8%
Total revenues	$14,532	$16,999	$31,531	$16,782	$14,844	$31,626	(13.4)%	14.5%	(0.3)%
% Total revenues	46.1%	53.9%		53.1%	46.9%
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Endoscopic Suturing System ("ESS") and Intragastric Balloon ("IGB").

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
2016 and 2017 Product Sales by Product Group and Geographic Market
Unaudited (In thousands)

	Q1 2017			Q2 2017			Q3 2017			Q4 2017			Full Year 2017
	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues
ESS	$1,688	$1,155	$2,843	$2,034	$1,956	$3,990	$2,018	$2,878	$4,896	$2,279	$2,473	$4,752	$8,019	$8,462	$16,481
IGB, excluding starter kits	1,490	2,683	4,173	1,770	3,478	5,248	1,137	3,151	4,288	1,042	3,829	4,871	5,439	13,141	18,580
IGB starter kits	318	—	318	282	—	282	126	—	126	136	—	136	862	—	862
Endo-bariatric	3,496	3,838	7,334	4,086	5,434	9,520	3,281	6,029	9,310	3,457	6,302	9,759	14,320	21,603	35,923
Surgical	4,097	2,923	7,020	4,752	2,636	7,388	4,422	2,605	7,027	4,095	2,063	6,158	17,366	10,227	27,593
Other	157	6	163	194	7	201	200	7	207	215	8	223	766	28	794
Total Revenues	$7,750	$6,767	$14,517	$9,032	$8,077	$17,109	$7,903	$8,641	$16,544	$7,767	$8,373	$16,140	$32,452	$31,858	$64,310

	Q1 2016			Q2 2016			Q3 2016			Q4 2016			Full Year 2016
	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues
ESS	$1,255	$590	$1,845	$1,597	$933	$2,530	$1,542	$765	$2,307	$1,790	$716	$2,506	$6,184	$3,004	$9,188
IGB, excluding starter kits	1,166	3,065	4,231	1,316	3,504	4,820	1,225	3,690	4,915	1,284	3,120	4,404	4,991	13,379	18,370
IGB starter kits	2,128	—	2,128	1,073	—	1,073	499	—	499	650	—	650	4,350	—	4,350
Endo-bariatric	4,549	3,655	8,204	3,986	4,437	8,423	3,266	4,455	7,721	3,724	3,836	7,560	15,525	16,383	31,908
Surgical	5,182	2,772	7,954	5,768	2,946	8,714	5,295	2,656	7,951	5,315	2,332	7,647	21,560	10,706	32,266
Other	92	6	98	130	9	139	111	3	114	119	6	125	452	24	476
Total Revenues	$9,823	$6,433	$16,256	$9,884	$7,392	$17,276	$8,672	$7,114	$15,786	$9,158	$6,174	$15,332	$37,537	$27,113	$64,650
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Endoscopic Suturing System ("ESS") and Intragastric Balloon ("IGB").